Exhibit 10.2
MODIFICATION AGREEMENT
     THIS MODIFICATION AGREEMENT (this “Agreement”) is made at Cleveland, Ohio, this 3rd day of April, 2006, between PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST, a Maryland business trust (the “Trust”), and JOHN J DEE, 26151 Pebblebrook Lane, North Olmsted, OH 44070 (“Dee”).
WITNESSETH:
     WHEREAS, the Trust previously entered into an Employment Agreement dated March 4, 2003 (“Employment Agreement”) with Dee;
     WHEREAS, at the time set forth herein, Dee holds the offices of Trustee, Senior Vice President and Chief Financial of the Trust;
     WHEREAS, Dee is expected to devote time to the business and objectives of the Trust; and
     WHEREAS, the Trust and Dee desire to enter into this Agreement pursuant to which the Trust will continue to employ Dee and Dee will serve the Trust;
     NOW, THEREFORE, the Trust and Dee, in consideration of the premises and the mutual covenants herein contained, agree as follows:
     Sections 2(c) and 2(d) shall be deleted from the Employment Agreement and the following substituted:
     2. POSITION, DUTIES, RESPONSIBILITIES.
       (c) At all times during the Contract Period, Dee shall use his best efforts to direct the business and objectives of the Trust. Nothing in this Agreement shall preclude Dee from devoting time to charitable and community activities, service on boards of other companies (public or private), or any other business or personal investment.
       (d) The duties to be performed by Dee under this Agreement shall be performed primarily in the United States, except for travel outside the United States incident to his performance of services hereunder.
The remaining provisions of the Employment Agreement shall remain unchanged.

     IN WITNESS WHEREOF, this Agreement has been signed by the Trust and Dee as of the date first above written.

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

By:	/s/ Daryl J. Carter

Title:	Trustee

By:	/s/ John J. Dee

John J. Dee